As filed with the Securities and Exchange Commission on July 22, 2008.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DORAL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation or organization)	66-0573723 (I.R.S. Employer Identification Number)
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
(787) 474-6700
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Doral Financial Corporation 2008 Stock Incentive Plan
(Full Title of the Plan)

Glen R. Wakeman
Chief Executive Officer and President
Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
(787) 474-6700
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Enrique R. Ubarri
Executive Vice President and General Counsel
Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
(787) 474-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered(1)	share(2)	price(2)	registration fee
Common Stock, par value $0.01 per share	6,750,000	$11.45	$77,287,500	$3,038

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), the number of shares registered includes an indeterminable number of shares of common stock issuable under the Doral Financial Corporation 2008 Stock Incentive Plan (the “Plan”) as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock reported on the New York Stock Exchange on July 16, 2008.

EXPLANATORY NOTE
     Doral Financial Corporation (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register in the aggregate 6,750,000 shares of its Common Stock, par value $0.01 per share, pursuant to the Doral Financial Corporation 2008 Stock Incentive Plan (the “Plan”). The Plan was approved by the Company’s stockholders on May 7, 2008 at the Company’s Annual Meeting of Stockholders.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
     The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement (other than any portion of such documents that is furnished rather than filed):
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on March 20, 2008;

(b)	Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2008 filed on May 13, 2008;

(c)	Current Reports on Form 8-K filed on February 22, 2008, March 20, 2008, April 14, 2008, May 13, 2008, June 27, 2008 and July 15, 2008;

(d)	The description of the Company’s common stock in the Company’s Registration Statement on Form 8-A (Registration No. 001-31579) filed with the SEC under Section 12(b) of the Exchange Act on December 27, 2002, including any amendment or report filed for the purpose of updating such description.
     All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
     Not applicable.
Item 5.     Interests of Named Experts and Counsel.
     The validity of the shares of common stock of the Company to be issued in connection with this Registration Statement will be passed upon for the Company by Enrique R. Ubarri, whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5 hereto, is Executive Vice President, General Counsel and Corporate Secretary of the Company, is eligible to participate in the Plan and other benefit plans established by the Company and has an indirect interest in common stock of the Company through a limited partnership that holds shares of common stock of the Company.
Item 6.     Indemnification of Directors and Officers.
     Article 1.02(B)(6) of the Puerto Rico General Corporation Act (the “PR GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability or equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Article Seventh of the Company’s Restated Certificate of Incorporation contains such a provision.
     Article 4.09 of the PR GCA authorizes Puerto Rico corporations to indemnify their officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which they are or may be made parties by reason of being directors or officers. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by law. The Company also maintains directors’ and officers’ liability insurance on behalf of its directors and officers.
     Section 1 of Article IX of the Company’s By-laws (the “By-laws”) provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employer or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 2 of Article IX of the By-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth in the preceding paragraph, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 3 of Article IX of the By-laws provides that to the extent a director or officer of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX of the By-laws or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     Section 5 of Article IX of the By-laws provides that the Company shall pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Company must make such advanced payments if it receives an undertaking by or on behalf of any person covered by Section 1 of Article IX of the By-laws to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized in Article IX of the By-laws.
     Section 6 and 7 of Article IX of the By-laws provide that indemnification provided for by Sections 1 and 2 of Article IX of the By-laws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Company would have the power to indemnify him against such liabilities under such Sections 1 and 2 of Article IX of the By-laws.
Item 7.     Exemption from Registration Claimed.
     Not applicable.
Item 8.     Exhibits.
     For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.     Undertakings.
(a)  The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that:
(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S—8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and
(B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Juan, Commonwealth of Puerto Rico on July 22, 2008.

DORAL FINANCIAL CORPORATION
By:	/s/ Marangal I. Domingo
	Name:	Marangal I. Domingo
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Glen R. Wakeman, Marangal I. Domingo and Enrique R. Ubarri, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 22, 2008.

Signature	Title

/s/ Glen R. Wakeman Glen R. Wakeman	Chief Executive Officer, President and Director (principal executive officer)

/s/ Marangal I. Domingo Marangal I. Domingo	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Laura Vazquez Laura Vazquez	Controller and Principal Accounting Officer

Signature	Title

/s/ Dennis G. Buchert Dennis G. Buchert	Director

/s/ Frank W. Baier Frank W. Baier	Director

/s/ James E. Gilleran James E. Gilleran	Director

/s/ David E. King David E. King	Director

/s/ Howard M. Levkowitz Howard M. Levkowitz	Director

/s/ Michael J. O’Hanlon Michael J. O’Hanlon	Director

/s/ Raymond J. Quinlan Raymond J. Quinlan	Director

/s/ Ramesh Shah Ramesh Shah	Director

/s/ Gerard L. Smith Gerard L. Smith	Director

/s/ Kevin M. Twomey Kevin M. Twomey	Director

Exhibit Index

Exhibit Number	Description

4.1
Certificate of Incorporation of Doral Financial Corporation, as currently in effect, (incorporated by reference to Exhibit 3.1(j) of Doral Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.2
Bylaws of Doral Financial Corporation, as amended on August 2, 2007 (incorporated by reference to Exhibit 3.1 of Doral Financial Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

4.3	Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Doral Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.4	Doral Financial Corporation 2008 Stock Incentive Plan (incorporated by reference to Annex A to the Doral Financial Corporation’s definitive Proxy Statement filed with the SEC on April 11, 2008).

4.5
Securityholders and Registration Rights Agreement, dated as of July 19, 2007, between Doral Financial Corporation and Doral Holding Delaware, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 26, 2007).

5.1*	Opinion of Enrique R. Ubarri with respect to legality of securities being registered hereunder.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Enrique R. Ubarri (reference is made to Exhibit 5 filed herewith).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

*	Filed herewith.